		Exhibit 99.2
Condensed Balance Sheets

	12/31/2013	12/31/2012

Cash and cash equivalents	$27,646,351	$26,216,668
Other current assets	763,299	714,508

Total current assets	28,409,650	26,931,176
Non current assets	531,027	88,025

	$28,940,677	$53,950,377

Current liabilities	$1,402,273	$1,098,307
Warrant liabilities	1,064,810	2,852,880
Shareholders' equity	26,473,594	23,068,014

	$28,940,677	$27,019,201

Condensed Statements of Operations

	Year	Year
	ended	ended
	12/31/2013	12/31/2012

Revenue	$-	$-
Research and development	5,339,716	7,711,233
Stock based compensation	724,212	496,007
General and administrative	3,396,391	3,619,291

Loss before other expenses	(9,460,319)	(11,826,531)
Interest income	17,345	8,609
Financing expense	-	(397,294)
Change in fair value of warrant liabilities	642,411	(2,279,923)

Net loss	$(8,800,563)	$(14,495,139)